[Form of Initial Summary Prospectus]
LiveWell Elevate Annuity
Summary Prospectus for New Investors
May 1, 2027

This summary prospectus summarizes key features of the LiveWell Elevate Annuity Contract (the “Contract”), a Flexible Premium Deferred Registered Index Linked Annuity issued by Midland National Life Insurance Company.
Before you invest, you should also review the prospectus for the Contract, which contains more information about the Contract’s features, benefits, and risks. You can find this document and other information about the Contract online at [ ]. You can also obtain this information at no cost by calling 1-866-747-3421 or by sending an email request to SecuritiesPI@sfgmembers.com.
The Contract is a complex investment and involves risks, including potential loss of principal. You could lose up to 70% of your investment in a Cycle Investment with the highest level of downside protection (a -30% Buffer Rate) and up to 95% of your investment in a Cycle Investment with the lowest level of downside protection (a -5% Buffer Rate). We reserve the right to remove or substitute the Cycle Investments currently available and to add new Cycle Investment options in the future. If we exercise our right to substitute, the limit on Index losses will not change for so long as that Cycle Investment remains available under the Contract, and the limit on Index gains will not change except from one Cycle Term to the next. If we add new Cycle Investment options, the limits on Index gain and loss offered under the new Cycle Investment may differ from those of the Cycle Investments currently available, perhaps significantly. We do not guarantee that the Contract will always offer Cycle Investments that limit Index losses, which would mean risk of loss of the entire amount invested.
The Contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash. Withdrawals could result in surrender charges, negative contract adjustments based on the Fair Value of the Cycle Investments, taxes, and tax penalties. Prior to the Cycle End Date, the Cycle Investment Unit Value is based on the Fair Value, and the Buffer Rate does not apply. This means on any day prior to the Cycle End Date if you make a withdrawal (including systematic withdrawals, required minimum distributions, and Lifetime Payments under the GLWB Rider), transfer Cycle Investment Value to be invested in a new Cycle Investment, surrender or annuitize the Contract, or if a death benefit becomes payable, your Cycle Investment Value could reflect lower gains and higher losses than on the Cycle End Date and you could lose up to 100% of your principal investment and any earnings. This Contract may not be appropriate for you if you intend or need to make withdrawals prior to the Cycle End Dates.
Our obligations under the Contract are subject to our financial strength and claims-paying ability.
You may cancel your Contract within 10 days of receiving it without paying fees or penalties, although the amount you receive may reflect negative adjustments based on the Fair Value of the Cycle Investments. In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total contract value. You should review the prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.
Additional information about certain investment products, including registered index-linked annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS SUMMARY PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

DEFINITIONS
For your convenience, below is a glossary of the special terms we use in this prospectus. These terms are generally capitalized throughout this document.
Accumulation Phase means the period of time from the date you purchase the Contract to the date you apply your Contract Value to an annuity payment option.
Annual Ratchet Death Benefit Rider means the optional Annual Ratchet Death Benefit available for an additional charge, which pays your beneficiary the greater of (i) your Contract Value, or (ii) your total premium payments, adjusted for Gross Partial Withdrawals, with the potential for annual “step-ups” on each Contract Anniversary. For more detailed information, see “Death Benefits.”
Annuitant means the person(s) whose life is used to determine the amount and duration of any annuity payments involving life contingencies. The Annuitant may not be changed during the Annuitant’s lifetime. If you elect the Joint and Survivor Income Payment option, the duration of any annuity payment will depend on the life of the Annuitant and the Joint Annuitant.
Annuitization means an election of an annuity payment option.
Annuitize means the application of your Contract Value to one of the annuity payment options to begin receiving regular income payments from your Contract. An election to Annuitize your Contract is irrevocable. Upon annuitization, you will no longer be able to exercise any liquidity (e.g., withdrawal or surrender) provision that may have previously been available. In addition, the standard Death Benefit, and any optional death benefits you have elected will terminate without value. If you elected the optional GLWB Rider and you choose to Annuitize, the GLWB Rider will terminate and your benefits under the GLWB Rider will cease. Your Contract will automatically Annuitize on the Maturity Date unless Lifetime Payments have already begun or you choose to begin Lifetime Payments at that time.
Beneficiary means the person(s) to whom a Death Benefit will be paid in the event of the death of an Owner.
Benefit Base means the base amount that is used to determine your Lifetime Payment Amount each Contract Year under the GLWB Rider.
Buffer Rate means the rate used to determine the Cycle End Date Unit Value Buffer as described in “Valuation of a Cycle Investment - On the Cycle End Date” later in this prospectus. It represents the maximum loss due to negative Index performance from which the Owner is protected on the Cycle End Date. The Buffer Rate does not apply before the Cycle End Date.
Business Day means any day the New York Stock Exchange is open for regular trading. Our Business Day ends when the New York Stock Exchange closes for regular trading, generally 3:00 p.m. Central Time.
Cap Rate means the rate used to determine the Cycle Investment’s Unit Value gain. It represents the maximum potential increase in the Cycle Investment Unit Value on the Cycle End Date for Cycle Investments with a Cap Rate Crediting Type.
Contract Anniversary means the same date in each Contract Year as the Issue Date.
Contract Value means the sum of amounts invested in the Cycle Investments, plus any amounts in the Default Account.
Contract Value Death Benefit means the standard Death Benefit included under your Contract at no additional charge, which pays your beneficiary your Contract Value. We refer to this as the standard Death Benefit.
Contract Year means a year that starts on the Issue Date or on each Contract Anniversary thereafter.
Covered Person means the person(s) whose life is used to determine the amount and duration of any Lifetime Payments under the GLWB Rider.
Crediting Type means the upside investment exposure type associated with a Cycle Investment. We offer three upside investment exposure types: (i) the Cap Rate, (ii) the Participation Rate, and (iii) the Trigger Rate.
Customer Service Center means where you must send correspondence, service or transaction requests, and inquiries. Please note: Premium payments must be sent to P.O. Box 9261, Des Moines, IA 50306-9261. The overnight mailing address is Midland National, 8300 Mills Civic Parkway, West Des Moines, IA 50266-3833. This should only be used for mail delivered via a courier.
Cycle End Date means the Business Day on which a Cycle Investment is scheduled to end. Any Cycle End Date will be the Business Day prior to the first or third Thursday of each month, provided such day is a Business Day. If it is not a Business Day, the previous Business Day will be used.

Cycle Investment means an index-linked investment option under the Contract that has a specific Cycle Type, Cycle Start Date, and Cycle End Date.
Cycle Investment Unit means the measurement we use to calculate a Cycle Investment Value. Units may only be purchased on the Cycle Start Date.
Cycle Investment Unit Value means the value of a Cycle Investment Unit on a Business Day. The Initial Cycle Investment Unit Value on any Cycle Start Date is $10.00. Prior to the Cycle End Date, the Cycle Investment Unit Value is determined by the Fair Value, and the Buffer Rate does not apply.
Cycle Investment Value means the sum of the amounts you have invested in the Cycle Investments. The value of a Cycle Investment on any Business Day is equal to the number of Cycle Investment Units multiplied by that day’s Cycle Investment Unit Value. We also use this term, in context, to define the amount you have invested in a single Cycle Investment.
Cycle Start Date means the Business Day on which a Cycle Investment is established. Any Cycle Start Date will be the first or third Thursday of each month, provided such day is a Business Day. If it is not a Business Day, the following Business Day will be used.
Cycle Term means the period from the Cycle Start Date to the Cycle End Date.
Cycle Type means all Cycle Investments having the same Index, Cycle Term, Buffer Rate, Crediting Type and corresponding Standard or Enhanced crediting rates.
Death Benefit means the amount that we will pay to the Beneficiary in the event of the death of an Owner if the Contract is still in force and in the Accumulation Phase. The amount of the Death Benefit is based on which death benefit option is elected and determined as of the Business Day that our Customer Service Center receives the required documentation in Good Order.
Default Account means a fixed interest account which is used to hold the following: (i) premium payments designated for a new Cycle Investment(s) upon allocation to the Contract, (ii) amounts transferred from an existing Cycle Investment(s) designated for a new Cycle Investment(s), (iii) proceeds from a maturing Cycle Investment(s) before they are reinvested into a new Cycle Investment(s), (iv) proceeds from a maturing Cycle Investment(s) for a discontinued Cycle Investment(s) which we have no allocation instructions or for which the Cycle Investment does not launch; and (v) amounts removed from the Cycle Investment(s) by request of the Beneficiary(ies) pending payment of the Death Benefit. The Default Account is not available as an investment option.
Enhanced Cycle Investment means a Cycle Investment for which we charge an additional fee in exchange for a higher Cap Rate, Participation Rate, or Trigger Rate, as applicable. Enhanced Cycle Investments are not available if you have elected an optional death benefit rider or the GLWB Rider.
Excess Gross Partial Withdrawal means the aggregate amount of Gross Partial Withdrawals during any Contract Year that exceeds the Lifetime Payment Amount under the GLWB Rider. An Excess Gross Partial Withdrawal will reduce the Benefit Base by the same proportion that the Excess Gross Partial Withdrawal reduced the Contract Value, which may be more, even significantly more, than the amount withdrawn and may terminate the GLWB Rider.
Fair Value means a value used to determine the Cycle Investment Unit Value on each Business Day during the Cycle Term prior to the Cycle End Date. It is the Fair Value of the Cycle Investment based on the current value of the financial instruments used to calculate the Cycle Investment payout on the Cycle End Date as determined by the independent third party Fair Value Calculation Agent.
Fair Value Calculation Agent means an independent third party with whom the Company contracts to determine the Fair Value of a Cycle Investment during the Cycle Term. Currently, the Fair Value Calculation Agent is S&P Global Market Intelligence. We may use different Fair Value Calculation Agents for different Cycle Investments.
Free Withdrawal Amount means the amount available for withdrawal without incurring a Surrender Charge. During the first Contract Year, the Free Withdrawal Amount is equal to the greater of the Lifetime Payment Amount under the GLWB Rider, if elected, or the RMD, if applicable. Beginning in the second Contract Year, the Free Withdrawal Amount equals the greatest of: (i) the Remaining Premium payments six years or older (i.e., no longer subject to surrender charges) plus 10% of the Remaining Premium payments less than six years old (i.e., subject to surrender charges) at the beginning of the Contract year; (ii) the Lifetime Payment Amount under the GLWB Rider, if elected; or (iii) the RMD, if applicable. For this purpose, premium payments are considered to have been withdrawn in the order in which they were received (i.e., first in, first out).
General Account means assets we own that are not in a separate account, but rather are held as part of our general assets and are subject to claims of our general creditors.
Good Order means all of the information necessary to process a transaction, as we determine in our discretion. Transaction requests will generally be processed on the Business Day they are received at the Customer Service Center as long as the request is in Good

Order. Requests received after 3:00 p.m. Central Time will be considered in Good Order on the following Business Day. For more detailed information see “Administrative Procedures.”
GLWB Exercise Date means the date you elect to begin Lifetime Payments under the GLWB Rider. It is the date on which your Lifetime Payment Percentage and the initial Benefit Base are established.
Gross Partial Withdrawal is the total amount requested as a partial withdrawal (before any reduction for Surrender Charges and Premium Tax, if applicable).
Guaranteed Lifetime Withdrawal Benefit (“GLWB”) Rider means the optional Guaranteed Lifetime Withdrawal Benefit available for an additional charge, which guarantees you can withdraw the Lifetime Payment Amount each Contract Year regardless of investment performance. Your initial Benefit Base will equal the greater of (i) your Contract Value on the date you first exercise the benefit or (ii) your total premium payments, adjusted for Gross Partial Withdrawals, as of the date you first exercise the benefit. For more detailed information, see “Guaranteed Living Withdrawal Benefit.”
Income Phase means the period of time from the date you apply your Contract Value to an annuity payment option to the date we make the last annuity payment to you under the option you chose.
Index means the index or exchange-traded fund (“ETF”) to which a Cycle Investment is linked.
Index Value means the value of an Index as reported to us by the Index provider.
Initial Cycle Investment Unit Value means the Cycle Investment Unit Value on any Cycle Start Date. The Initial Cycle Investment Unit Value is set as $10.00 for each Cycle Investment on the Cycle Start Date.
Issue Age means the age of the Owner on the last birthday before the Issue Date. In the case of Joint Owners, Issue Age is based on the age of the oldest Joint Owner. For purposes of the GLWB Rider, Issue Age is based on the age of the youngest Joint Owner. In the case of non-natural owners, Issue Age is based on the age of the Annuitant.
Issue Date means the date the Contract goes into effect.
Lifetime Payment Amount means the maximum amount you can withdraw each Contract Year under the GLWB Rider without triggering an Excess Gross Partial Withdrawal and reducing your Benefit Base. If the Contract Value is reduced to zero for any reason other than an Excess Gross Partial Withdrawal, we will pay the Lifetime Payment Amount from our General Account assets for the remainder of the Covered Person(s) life. We refer to individual withdrawals of the Lifetime Payment Amount that you take after the GLWB Exercise Date or payments of the Lifetime Payment Amount that we make to you under the GLWB Rider as “Lifetime Payments.”
Lifetime Payment Percentage means the percentage of the Benefit Base that determines your Lifetime Payment Amount under the GLWB rider each Contract Year. The Lifetime Payment Percentage applicable to you is set forth in the GLWB Rate Sheet Supplement in effect on your Contract Issue Date. Please refer to Appendix E for historical Lifetime Payment Percentages from superseded GLWB Rate Sheet Supplements.
Maturity Date means either the date, specified in your Contract, on which income payments will begin, or an earlier date that you specify. The earliest possible Maturity Date is the first Contract anniversary, at which time you may annuitize your full Contract Value. The maximum Maturity Date is the Contract anniversary immediately following the Annuitant’s 115th birthday. If you elected the GLWB rider and Lifetime Payments have begun, your Contract will not Annuitize and your benefits under the GLWB Rider will continue until the death(s) of the Covered Person(s). If you elected the GLWB Rider and Lifetime Payments have not yet begun, you may choose to begin Lifetime Payments or you may choose to Annuitize.
Owner means the person(s) or entity that is named in the application or on the latest change filed with us who is entitled to exercise all rights and privileges provided in the Contract.
Participation Rate means the rate used to determine the Cycle Investment’s Unit Value gain. It represents the portion of positive Index performance, if any, that your Cycle Investment Unit Value will participate in on the Cycle End Date for Cycle Investments with a Participation Rate Crediting Type.
Principal Office means Midland National Life Insurance Company’s principal place of business located at 8300 Mills Civic Parkway, West Des Moines, IA 50266. Please note: You must send all correspondence, service or transaction requests, inquiries, and premium payments to our Customer Service Center.
Rate Sheet Supplement refers to periodic supplements to this prospectus that provide the current Lifetime Payment Percentages under the GLWB Rider applicable to new purchases (the “GLWB Rate Sheet Supplement”) and the current Cycle Enhancement Fees for Enhanced Cycle Investments (the “CEF Rate Sheet Supplement”). See “Guaranteed Living Withdrawal Benefit” and “Charges, Fees and Adjustments – Cycle Enhancement Fees” for more information.
Remaining Premium means the premium payments made, less any gross partial withdrawals previously taken, and less any surrender charges previously deducted as a result of such partial withdrawals on a dollar-for-dollar basis.
Return of Premium Death Benefit Rider means the optional Return of Premium Death Benefit available for an additional charge, which pays your beneficiary the greater of (i) your Contract Value or (ii) your total premium payments, adjusted for Gross Partial Withdrawals. For more detailed information, see “Death Benefits”
Standard Cycle Investment means a Cycle Investment for which we do not charge an additional fee.
Surrender Value means the Contract Value on the date of surrender less any applicable surrender charge and state premium tax.
Trigger Point means the minimum Index return used to determine if the Trigger Rate will be credited to your Cycle Investment Unit Value on the Cycle End Date for Cycle Investments with a Trigger Rate Crediting Type. If the Index return is equal to, or greater than, the Trigger Point on the Cycle End Date, the Cycle Investment Unit Value will be credited with the Trigger Rate. The Trigger Point will either be 0%, -10%, or -20%. See Appendix A - Investment Options Available Under the Contract.
Trigger Rate means the rate that will be credited to your Cycle Investment Unit Value if the Index return is equal to or greater than the Trigger Point on the Cycle End Date for Cycle Investments with a Trigger Rate Crediting Type.
Written Notice or Written Request means a notice or request submitted in a written form satisfactory to us, which is signed and dated by the Owner and received by us in Good Order at our Customer Service Center, P.O. Box 9261, Des Moines, IA 50306-9261, via email at SecuritiesNB@sfgmembers.com, or via fax (866) 511-7038. The overnight mailing address is Midland National Customer Service Center, 8300 Mills Civic Parkway, West Des Moines, IA 50266-3833

OVERVIEW OF THE MIDLAND LIVEWELL ELEVATE ANNUITY
Q:    What is the Contract, and what is it designed to do?
A: The Midland LiveWell Elevate Annuity is designed to enable you to accumulate assets through Cycle Investments. The Cycle Investments provide returns linked to the performance of a single specified Index.
The Contract can supplement your retirement income by providing a stream of income during the Income Phase. Before you begin income payments, the Contract also provides a standard Contract Value Death Benefit for your designated beneficiaries. The amount of the Death Benefit is based on which death benefit is elected and determined as of the Business Day that our Customer Service Center receives the required documentation in Good Order. In the case of multiple primary beneficiaries, the amount received by each primary beneficiary will be their proportional share of the death benefit as of the date each beneficiary’s documentation is in Good Order.
The Contract may be appropriate if you have a long term investment horizon. It is not intended for people who need to take early or frequent withdrawals. Because of the Surrender Charge (which is in effect for many years), and the possibility of income tax and tax penalties on early withdrawals, the Contract should not be viewed as a short-term investment vehicle. In addition, prior to the Cycle End Date, the Cycle Investment Unit Value will be based on the Fair Value, and the Buffer Rate does not apply.
This Fair Value calculation means that before the Cycle End Date, if the Index is performing positively, your Cycle Investment Unit Value could reflect lower gains than on the Cycle End Date, and, if the Index is performing negatively, your Cycle Investment Unit Value could reflect higher losses than on the Cycle End Date. If you take a withdrawal prior to the Cycle End Date, the number of Cycle Investment Units is reduced by the same proportion that the withdrawal reduced the Cycle Investment Value (which is based on the Fair Value). This means that if you take a withdrawal prior to the Cycle End Date at a time when the Cycle Investment Value is lower than the Cycle Investment Value was on the Cycle Start Date, it will result in a reduction of more Cycle Investment Units than if you waited until the Cycle End Date, and this will always cause your Cycle Investment Value on the Cycle End Date to be lower.
Lifetime Payments under the GLWB Rider withdrawn from the Cycle Investments prior to the Cycle End Date are subject to the Fair Value calculation and proportional reduction in Cycle Investment Units described above. The GLWB Rider may not be appropriate for you if you intend or need to (i) take withdrawals before you elect to exercise your GLWB Rider benefits, which may reduce your initial Benefit Base when you choose to begin Lifetime Payments under the rider; or (ii) take Excess Gross Partial Withdrawals after you elect to exercise your GLWB Rider benefits, which will reduce your Benefit Base and, consequently, the Lifetime Payment Amount for future Contract Years. The GLWB Rider could be appropriate if you want to have the contingent guarantee in place to continue to receive Lifetime Payments if your Contract Value is reduced to zero from poor investment performance and/or withdrawals that are not Excess Gross Partial Withdrawals. It is possible that this will never occur and we will never make Lifetime Payments to you from our assets. You should discuss with your financial professional before electing the GLWB Rider.
For these reasons, your financial goal in acquiring the Contract should focus on a long-term insurance product, offering the prospect of investment growth.

Q:    How do I accumulate assets in the Contract and receive income from the Contract?
A: The Contract has two phases: the Accumulation Phase and the Income Phase.
1.    Accumulation Phase
During the Accumulation Phase, subject to certain restrictions, you may apply premium payments to the Contract and allocate the premium payments among available Cycle Investments, each of which provides a return linked to the performance of a specified Index over a specified Cycle Term.
Additional information about available Cycle Investments is provided in an appendix to this Prospectus. See APPENDIX A – INVESTMENT OPTIONS AVAILABLE UNDER THE CONTRACT.
Cycle Investments
Each Cycle Investment tracks the performance of an Index for a Cycle Term. We will credit gain or loss (i.e.,, positive or negative interest) at the end of the Cycle Term to amounts allocated to a Cycle Investment based, in part, on the performance of the Index. You could lose a significant amount of money if the Index declines in value. The value of your Cycle Investment on any day is calculated by multiplying the Cycle Investment Unit Value for that day by the number of Cycle Investment Units credited to your Contract (“Cycle Investment Value”). The Initial Cycle Investment Unit Value on any Cycle Start Date is $10.00, and we determine the number of Cycle Investment Units initially credited to your Contract by dividing your initial Cycle Investment by the Initial Cycle Investment Unit Value.
On the Cycle End Date, we calculate the Cycle Maturity Value. The Cycle Maturity Value is the final Cycle Investment Unit Value for a Cycle Investment on the Cycle End Date. The Cycle Maturity Value is calculated based on the Index’s performance over the Cycle Term, which is the difference between the Index Value on the Cycle Start Date and the Index value on the Cycle End Date, subject to the Cap Rate (for a Cycle Investment with a Cap Rate Crediting Type), the Participation Rate (for a Cycle Investment with a Participation Rate Crediting Type) or the Trigger Rate (for a Cycle Investment with a Trigger Rate Crediting Type), and subject to the Buffer Rate.
Protection Against Negative Index Return. Each Cycle Investment is subject to a Buffer Rate, which limits the negative Index return used in calculating the return on the Cycle Investment credited on the Cycle End Date. The Buffer Rate is the maximum amount of negative Index performance for the Cycle Term from which the Company will protect you. You will be subject to any negative Index performance in excess of the Buffer Rate on the Cycle End Date. For example, if you invest in a Cycle Investment with a Buffer Rate of -20% and the Index decreases by 25%, on the Cycle End Date you will bear a loss of 5%, the amount of the Index loss that exceeds the Buffer Rate.We do not guarantee that the Contract will always offer Cycle Investments that limit Index losses, which would mean risk of loss of the entire amount invested.
Limits on Positive Index Return. Each Cycle Investment also limits the positive Index return used in calculating the return on the Cycle Investment credited on the Cycle End Date based on its “Crediting Type.” The Crediting Types are: (i) the maximum positive rate of return at the end of the Cycle Term for Cycles with a Cap Rate Crediting Type, or the Cap Rate, (ii) the portion of the positive Index performance, if any, for the Cycle Term in which you will participate for Cycles with a Participation Rate Crediting Type, or the Participation Rate, or (iii) the exact positive rate of return that will be credited if the Index Performance is equal to or greater than the Trigger Point, or the Trigger Rate.
•If a Cycle Investment has a Cap Rate Crediting Type, the Cap Rate is the maximum potential increase due to positive Index performance, if any, that the Contract Owner may be credited on the Cycle End Date. The return on a Cycle Investment on the Cycle End Date is limited to the Cap Rate even if the Index performance on the Cycle End Date is higher. For example, if you invest in a Cycle Investment with a Cap Rate of 8%, on the Cycle End Date you will be credited with any Index gain up to 8%. This means that if the Index increases 10%, your rate of return would be limited to 8%, which is the Cap Rate. If the Index increases 5%, your rate of return would be the full 5% because it is below the Cap Rate.
•If a Cycle Investment has a Participation Rate Crediting Type, the Participation Rate is the portion of positive Index performance, if any, that the Contract Owner will participate in on the Cycle End Date. The return on a Cycle Investment is not limited to a maximum amount. For example, if you invest in a Cycle Investment with a Participation Rate of 90%, on the Cycle End Date you will be credited with 90% of any positive Index gain, no matter how high or low the Index gain may be. This means that if the Index increases 10%, your rate of return would be 9%, which is 90% of the Index gain. If the Index increases 5%, your rate of return would be 4.5%, which is 90% of the Index gain.
•If a Cycle Investment has a Trigger Rate Crediting Type, the Trigger Rate is the exact positive return if the Index performance is equal to or greater than the Trigger Point on the Cycle End Date. The Trigger Point will be 0% or -20%. See Appendix A - Investment Options Available Under the Contract. The return on a Cycle Investment on the Cycle End Date is limited to the Trigger Rate even if the Index performance on the Cycle End Date is higher. For example, if you invest in a Cycle Investment with a Trigger Rate of 8% and a Trigger Point of 0% on the Cycle End Date you will be credited 8% if the Index performance is at or above 0%. This means that if the Index increases 10%, your rate of return would be limited to 8%, which is the Trigger Rate. If the Index increases 5%, your rate of return would still be 8% because the Index increase was greater than the Trigger Point. If the Trigger Point is a negative value, your rate of return could be positive even if the Index performance is negative. For example, if you invest in a Cycle Investment with a Trigger Rate of 10% and a Trigger Point of -20% and the Index decreases 10%, your rate of return will be 10% even though the Index return was negative because the

Index return was greater than the Trigger Point. If the Index performance is less than the Trigger Point, the return will be 0% or reflect a loss, if applicable after taking into account the Buffer Rate.
•For an additional charge, we offer Enhanced Cycle Investments with higher Cap Rates, Participation Rates, or Trigger Rates than Standard Cycle Investments. We guarantee that we will never offer a Standard Cycle Investment with a Cap Rate below 0.50%, a Participation Rate below 2.00%, or a Trigger Rate below 0.50% for the life of your Contract, and we will never offer an Enhanced Cycle Investment with a Cap Rate below 1.00%, a Participation Rate below 2.50%, or a Trigger Rate below 1.00% for the life of your Contract.
2.    Income Phase
During the Income Phase, you may receive annuity payments under the Contract by applying your Contract Value to an annuity payment option. Depending on the income payment option you select, payments may continue for the life of the Annuitant (and the Joint Annuitant, if any) or for a specified period between five and twenty years.
Upon annuitization, your Contract Value will be converted into income payments and you will no longer be able to make withdrawals from the Contract. At this time, the Accumulation Phase will end, and the standard Death Benefit and any optional death benefits you have elected will terminate. If you elected the optional GLWB Rider and you choose to Annuitize, the GLWB Rider will terminate and your benefits under the GLWB Rider will cease. Your Contract will automatically Annuitize on the Maturity Date unless Lifetime Payments have already begun or you choose to begin Lifetime Payments at that time.
Q:    What are the primary features and options of the Contract?
A.    Contract Types. The Contract is available for purchase as a Non-Qualified Contract for accounts that do not qualify for special federal tax advantages under the Internal Revenue Code and as a Qualified Contract for retirement accounts that qualify for such tax advantages. The Contract does not offer any additional tax benefits when purchased in a retirement account.
B.    Available Investments. You may allocate your Contract Value to one or more Cycle Investments.
C.    Accessing Your Money. You may make a full or partial withdrawal of your Contract Value at any time before the Maturity Date by submitting a written request to our Customer Service Center. You may also submit requests for partial withdrawals by telephone with prior authorization. The Contract permits you to take a certain amount of withdrawals each Contract Year without incurring a Surrender Charge, which we call the “Free Withdrawal Amount.”
D.    Tax Treatment. You may transfer your Contract Value among Cycle Investments without tax implications. Returns credited to your Contract are generally tax-deferred and are taxed only when (1) you make a partial or full withdrawal; (2) you receive an Annuity Payment under the Contract; or (3) upon payment of the Death Benefit.
E.    Death Benefit. Your Contract includes a standard Contract Value Death Benefit payable to your designated beneficiaries. The amount of the Death Benefit will be determined as of the Business Day that our Customer Service Center receives the required documentation in Good Order for each beneficiary. For an additional charge, you can purchase the optional Return of Premium Death Benefit Rider or the Annual Ratchet Death Benefit Rider, which may increase the amount of money payable to your designated beneficiaries.
F.    Living Benefit. For an additional charge, you can purchase the optional GLWB Rider, which guarantees Lifetime Payments to protect you from outliving your assets if your investments decline in value or underperform your expectations.
G.    Systematic Withdrawals. At no additional charge, you can choose to take Systematic Withdrawals, which enable you to automatically withdraw a portion of your Contract Value at a frequency you select. If you choose to take Systematic Withdrawals from a Cycle Investment prior to the Cycle End Date, if the Index is performing positively, the Fair Value calculation could cause your Cycle Investment Unit Value to reflect lower gains than on the Cycle End Date, and, if the Index is performing negatively, your Cycle Investment Unit Value could reflect higher losses than on the Cycle End Date. If you take a withdrawal, including a Systematic Withdrawal, prior to the Cycle End Date, the number of Cycle Investment Units is reduced by the same proportion that the withdrawal reduced the Cycle Investment Value (which is based on the Fair Value). This means that if you take a withdrawal prior to the Cycle End Date at a time when the Cycle Investment Value is lower than the Cycle Investment Value was on the Cycle Start Date, it will result in a reduction of more Cycle Investment Units than if you waited until the Cycle End Date, and this will always cause your Cycle Investment Value on the Cycle End Date to be lower. You should consult with a financial professional before taking Systematic Withdrawals from the Cycle Investments prior to the Cycle End Date
.
Q:    How is the value of a Cycle Investment determined prior to the end of a Cycle Term?
You could lose a significant amount of money due to an adjustment for Fair Value if amounts are removed from a Cycle Investment prior to the end of a Cycle Term. On each Business Day, other than the Cycle Start Date and the Cycle End Date, an independent third party (the “Fair Value Calculation Agent”) determines the Fair Value for each Cycle Investment based on the economic value of hypothetical financial instruments designed to equal the Cycle Investment value at maturity. We calculate the Cycle Investment Unit Value based on the Fair Value, and the Buffer Rate does not apply. This Fair Value calculation means that before the Cycle End Date, if the Index is performing positively, your Cycle Investment Unit Value could reflect lower gains, and, if the Index is performing negatively, your Cycle Investment Unit Value could reflect higher losses than on the Cycle End Date. If you take a withdrawal prior to the Cycle End Date, the number of Cycle Investment Units is reduced by the same proportion that the withdrawal reduced the Cycle Investment Value (which is based on the Fair Value). This means that if you take a withdrawal prior to the Cycle End Date at a time when the Cycle Investment Value is lower than the Cycle Investment Value was on the Cycle Start Date, it will result in a reduction of more Cycle Investment Units than if you waited until the Cycle End Date, and this will always cause your Cycle Investment Value on the Cycle End Date to be lower. Your Cycle Investment Value is the amount available for withdrawals prior to the Cycle End Date, Free Withdrawal Amounts, Systematic Withdrawals, Required Minimum Distributions, Lifetime Payments under the GLWB Rider, transfers to be invested in a new Cycle Investment, full or partial surrenders of your contract, payment of a death benefit or annuitization.
Lifetime Payments under the GLWB Rider withdrawn from the Cycle Investments prior to the Cycle End Date are subject to the Fair Value calculation and proportional reduction in Cycle Investment Units described above. You should consider taking Lifetime Payments on the Cycle End Date of your Cycle Investments to avoid the potential for a negative Fair Value calculation and proportional reduction in Cycle Investment Units and maximize potential Contract Value growth. The GLWB Rider may not be appropriate for you if you intend or need to (i) take withdrawals before you elect to exercise your GLWB Rider benefits, which may reduce your initial Benefit Base when you choose to begin Lifetime Payments under the rider; or (ii) take withdrawals after you elect to exercise your GLWB Rider benefits that exceed the Lifetime Payment Amount permitted under the rider (“Excess Gross Partial Withdrawals”), which will reduce your Benefit Base and, consequently, the Lifetime Payment Amount for future Contract Years. The GLWB rider could be appropriate if you want to have the contingent guarantee in place to continue to receive lifetime income if your Contract Value is reduced to zero from poor investment performance and/or withdrawals that are not Excess Gross Partial Withdrawals. It is possible that this will never occur and we will never make Lifetime Payments to you from our assets. You should discuss with your financial professional before electing the GLWB Rider.

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE CONTRACT

FEES, EXPENSES AND ADJUSTMENTS		LOCATION IN PROSPECTUS
Are There Charges or Adjustments for Early Withdrawals?
Yes.
If you withdraw money from your Contract within six years following your last premium payment, you may be assessed a surrender charge of up to 8% of the premium payment being partially or fully withdrawn.

For example, if you make an early withdrawal, you could pay a surrender charge of up to $8,000 on a $100,000 withdrawal. This cost will be greater if there is a negative adjustment based on the Fair Value calculation, or if you also have to pay taxes or tax penalties.

If you withdraw money from a Cycle Investment prior to the Cycle End Date, you will receive the Cycle Investment Unit Value. We calculate the Cycle Investment Unit Value based on the Fair Value of the Cycle Investment, which may be lower than your principal invested in the Cycle Investment, and the Buffer Rate does not apply. You can lose up to 100% of your principal invested in a Cycle Investment upon withdrawal prior to the Cycle End Date due to this Fair Value calculation.

For example, if you allocate $100,000 to a Cycle Investment with a 3-year Cycle Term and later withdraw the entire amount before the 3 years have ended, you could lose up to $100,000 of your investment. This loss will be greater if you also have to pay surrender charges, taxes and tax penalties. The Fair Value calculation applies to all withdrawals from a Cycle Investment prior to the Cycle End Date, Free Withdrawal Amounts, Systematic Withdrawals, Required Minimum Distributions, Lifetime Payments under the GLWB Rider, transfers to be invested in a new Cycle Investment, full or partial surrenders of your contract, payment of a death benefit or annuitization. You can obtain the Cycle Investment Unit Values for the Cycle Investments in which you invest by calling (866) 747-3421. This value can fluctuate daily and the current value quoted may differ from the actual Cycle Investment Unit Value at the time of a transaction.
Fee Table Charges, Fees and Adjustments – Surrender Charge Charges, Fees and Adjustments – Adjustments for Fair Value
Are There Transaction Charges?	No. We do not charge for transactions other than the charges and adjustments for early withdrawals.	Fee Table
Are There Ongoing Fees and Expenses?
Yes.
The table below describes the fees and expenses that you may pay each year, depending on the investment options and optional benefits you choose. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you elected.

For the Cycle Investments, there is an implicit ongoing fee to the extent that the investor’s participation in Index gains is limited by our use of a Cap Rate, Participation Rate, or Trigger Rate. This means that your returns may be lower than the Index’s returns. In return for accepting a limit on Index gains, you will receive some protection from Index losses. This implicit ongoing fee is not reflected in the tables below.
Fee Table Charges, Fees and Adjustments

Annual Fee	Minimum	Maximum
Optional benefits available for an additional charge[1] (for a single optional benefit, if elected)	0.25%	1.25%

1 As a percentage of the rider benefit base. These fees are applied pro-rata against all Cycle Investments and amounts held in the Default Account.

Because your Contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your Contract, the following table shows the lowest and highest cost you could pay each year, based on current charges. This estimate assumes that you do not take withdrawals from the Contract, which could add surrender charges and result in a negative adjustment based on the Fair Value to each Cycle Investment’s Cycle Investment Value that substantially increase costs.

Lowest Annual Cost: $0	Highest Annual Cost: $1,572
Assumes: •Investment of $100,000	Assumes: •Investment of $100,000
•5% annual appreciation	•5% annual appreciation
•No Enhanced Cycle Investment	•No Enhanced Cycle Investment
•No optional benefits	•Both the Annual Ratchet Death Benefit Rider and the GLWB Rider
•No Surrender Charges	•No Surrender Charges
•No additional premium Payments, transfers, or withdrawals	•No additional premium Payments, transfers, or withdrawals
•No Fair Value adjustment to Cycle Investment Unit Values	•No Fair Value adjustment to Cycle Investment Unit Values

RISKS	LOCATION IN PROSPECTUS
Is There a Risk of Loss from Poor Performance?
Yes.
•You can lose money by investing in this Contract, including loss of principal and prior Contract earnings.
•For a Cycle Investment, the maximum amount of loss that you could experience from negative Index performance at the end of a Cycle Term, after taking into account the minimum limits on Index loss currently provided under the Contract, would be: up to 70% of your investment in a Cycle Investment with the highest level of downside protection (a -30% Buffer Rate) and up to 95% of your investment in a Cycle Investment with the lowest level of downside protection (a -5% Buffer Rate).
•We do not guarantee that the Contract will always offer Cycle Investments that limit Index losses, which would mean risk of loss of the entire amount invested.
Principal Risks of Investing in the Contract

Is This a Short-Term Investment?
No.
This Contract is not designed for short-term investing and is not appropriate for an investor who needs ready access to cash.

The benefit of tax deferral means the Contract is more beneficial to investors with a long time horizon.

Amounts withdrawn may result in surrender charges, a negative adjustment based on the Fair Value to each Cycle Investment’s Cycle Investment Value, taxes and tax penalties.

A Surrender Charge applies for up to six years following your last premium payment. The charge will reduce the value of your Contract if you withdraw money during that time.

Prior to the Cycle End Date, the Cycle Investment Unit Value is based on the Fair Value, and the Buffer Rate does not apply. This Fair Value calculation means that before the Cycle End Date, if the Index is performing positively, your Cycle Investment Unit Value could reflect lower gains than on the Cycle End Date, and, if the Index is performing negatively, your Cycle Investment Unit Value could reflect higher losses than on the Cycle End Date. If you take a withdrawal or transfer prior to the Cycle End Date, the number of Cycle Investment Units is reduced by the same proportion that the withdrawal reduced the Cycle Investment Value (which is based on the Fair Value). This means that if you take a withdrawal prior to the Cycle End Date at a time when the Cycle Investment Value is lower than the Cycle Investment Value was on the Cycle Start Date, it will result in a reduction of more Cycle Investment Units than if you waited until the Cycle End Date, and this will always cause your Cycle Investment Value on the Cycle End Date to be lower.

Your Cycle Investment Value, less any surrender charges, if applicable, is the amount available for withdrawals prior to the Cycle End Date, including Free Withdrawal Amounts, Systematic Withdrawals, Required Minimum Distributions, Lifetime Payments under the GLWB Rider, transfers to be invested in a new Cycle Investment, full or partial surrenders of your contract, payment of a death benefit or annuitization.

If you do not provide written instructions directing us to allocate the proceeds of your maturing Cycle Investments to a new Cycle Investment at least one Business Day before the Cycle End Date, we will allocate the proceeds of maturing Cycle Investments to a new Cycle Term of the Cycle Investment of the same Cycle Type. For a maturing Enhanced Cycle Investment, this means that the then-current Cycle Enhancement Fee will be deducted from the proceeds for the new Cycle Term. The current Cycle Enhancement Fee may be higher than the Cycle Enhancement Fee you paid when you initially invested in the Enhanced Cycle Investment. If such a new Cycle Investment is not available, we will allocate the proceeds to the Default Account.
Principal Risks of Investing in the Contract Charges, Fees and Adjustments – Surrender Charges Charges, Fees and Adjustments – Adjustments for Fair Value

What Are The Risks Associated with the Investment Options?	•An investment in this Contract is subject to the risk of poor investment performance of the Cycle Investments that you select.	Principal Risks of Investing in the Contract – Risks of Investing in the Cycle Investments The Cycle Investments The Default Account
•Each Cycle Investment and the Default Account has its own unique risks.

For Cycle Investments:
•The Cap Rate, Participation Rate, or Trigger Rate, as applicable, may limit positive Index returns (i.e., limited upside). This may result in you earning less than the Index return.
For example:
◦For a Cycle Investment with a Cap Rate Crediting Type, if the Index return is 12% and the Cap Rate is 4%, we will credit 4% in interest at the end of the Cycle Term.
◦For a Cycle Investment with a Participation Rate Crediting Type, if the Index return is 12% and the Participation Rate is 90%, we will credit 10.8% in interest at the end of the Cycle Term.
◦For a Cycle Investment with a Trigger Rate Crediting Type, if the Index return is 12%, the Trigger Point is 0%, and the Trigger Rate is 8%, we will credit 8% in interest at the end of the Cycle Term.
•The Buffer Rate may limit negative Index returns (e.g., limited protection in the case of market decline).
For example:
◦If the Index return is -25% and the Buffer Rate is -10%, we will apply a 15% loss (the amount of negative Index performance that exceeds the Buffer Rate) at the end of the Cycle Term.

•For an additional charge, we offer Enhanced Cycle Investments with higher Cap Rates, Participation Rates, or Trigger Rates than Standard Cycle Investments. It is possible the return on an Enhanced Cycle Investment (if any) will be no higher than the return on a Standard Cycle Investment for which we do not charge an additional fee. After the Bailout period, we will not refund the charge for an Enhanced Cycle Investment even if you choose to withdraw or transfer Contract Value from the Enhanced Cycle Investment prior to the Cycle End Date.

•The S&P 500 Price Return Index (Bloomberg Ticker: SPX), the MSCI EAFE Price Return Index (Bloomberg Ticker: MXEA), the Russell 2000 Price Return Index (Bloomberg Ticker: RTY), and the Nasdaq-100 Max 30TM Index (Bloomberg Ticker: NDXMAX30TM) do not reflect dividends paid on securities composing the Index. In addition, the Index performance for Cycle Investments linked to the Invesco QQQ ETF (Bloomberg Ticker: QQQ) is based on closing value, which does not reflect dividends paid on securities composing the Index. This will reduce the Index return and may cause the Index to underperform a direct investment in the securities composing the Index.
•The Nasdaq-100 Max 30TM Index (Bloomberg Ticker: NDXMAX30TM reflects a daily deduction of 1% per annum; the S&P 500 35% Edge Volatility 1% Decrement Index (USD) (Bloomberg Ticker: SPEV35D1) (i) has leveraged exposure to an “Underlying Benchmark” equal to the return of the S&P 500 Total Return Index less the federal funds rate and less a “Spread” (each expressed as an annual percentage deducted daily) and (ii) also reflects the deduction of a 1% decrement per annum; and the Invesco QQQ ETF applies a 0.18% expense ratio. These deductions will reduce the Index return and cause the Index to underperform a direct investment in the securities composing the Index.

What Are the Risks Related to the Insurance Company?
Any obligations, guarantees, and benefits of the Contract are subject to our claims-paying ability. If Midland National experiences financial distress, it may not be able to meet its obligations to you. More information about Midland National, including its financial strength ratings, is available upon request. You may make such request by calling 866-747-3421 or visiting www.SRSLiveWell.com.
Principal Risks of Investing in the Contract – Other General Risks of Investing in the Contract

RESTRICTIONS		LOCATION IN PROSPECTUS
Are There Restrictions on the Investment Options?	Yes. •We reserve the right to reject or limit the amount that may be invested in a Cycle Investment.	Principal Risks of Investing in the Contract The Cycle Investments Benefits Under the Contract Appendix A: Investment Options Available Under the Contract [Appendix D: Financial Intermediary Variations]

•We may change the limits on Index gains from one Cycle Term to the next. We guarantee that we will never offer a Standard Cycle Investment with a Cap Rate below 0.50%, a Participation Rate below 2.00%, or a Trigger Rate below 0.50% for the life of your Contract, and we will never offer an Enhanced Cycle Investment with a Cap Rate below 1.00%, a Participation Rate below 2.50%, or a Trigger Rate below 1.00% for the life of your Contract.

•If you elect any of the optional benefit riders, you may not invest in the Enhanced Cycle Investments.
•We reserve the right to substitute the Index for a Cycle Investment during its Cycle Term.
•You are not permitted to transfer Contract Value into a Cycle Investment on any day other than a Cycle Start Date.

•Currently, we allow you to invest in an unlimited number of Cycle Investments at one time. However, we reserve the right to limit the number of Cycle Investments in which you may invest at any one time.

•We reserve the right to remove or substitute the Cycle Investments currently available. If we exercise our right to substitute a Cycle Investment, the limit on Index losses will not change for so long as that Cycle Investment remains available under the Contract, and the limit on Index gains will not change except from one Cycle Term to the next.

•We reserve the right to reject or place limitations on the acceptance and allocation of additional premiums.
•[The availability of investment options may vary depending on the broker-dealer through which the Contract is sold.]

Are There any Restrictions on Contract Benefits?
Yes.
Except as otherwise provided, we cannot modify or terminate Contract benefits once elected
•Withdrawals (including Lifetime Payments under the GLWB Rider) may reduce the value of an optional death benefit by more, even significantly more, than the amount withdrawn.
•Lifetime Payments withdrawn while the Contract Value is greater than zero will reduce the Contract Value and are withdrawals of your money. We do not make Lifetime Payments to you out of our General Account assets unless your Contract Value is reduced to zero for any reason other than an Excess Gross Partial Withdrawal. It is possible that this will never occur and we will never make Lifetime Payments to you from our assets.
Principal Risks of Investing in the Contract Benefits Under the Contract [Appendix D: Financial Intermediary Variations]

•Excess Gross Partial Withdrawals may significantly reduce or eliminate the value of the GLWB Rider benefit, and this reduction may be more, even significantly more, than the amount withdrawn and terminate the GLWB Rider.
•Withdrawals after you elect to begin Lifetime Payments under the GLWB Rider, including Excess Gross Partial Withdrawals, are taken pro-rata across all Cycle Investments and the Default Account. If you take a withdrawal prior to the Cycle End Date, the number of Cycle Investment Units is reduced by the same proportion that the withdrawal reduced the Cycle Investment Value (which is based on the Fair Value). This means that if you take a withdrawal prior to the Cycle End Date at a time when the Cycle Investment Value is lower than the Cycle Investment Value was on the Cycle Start Date, it will result in a reduction of more Cycle Investment Units than if you waited until the Cycle End Date, and this will always cause your Cycle Investment Value on the Cycle End Date to be lower.
•If the GLWB Rider is elected, additional premium payments are only permitted during the first 6 months after the Contract Issue Date.
•You may elect only one optional death benefit rider (the Return of Premium Death Benefit Rider or the Annual Ratchet Death Benefit Rider), with or without the GLWB Rider.
•The optional benefit riders may only be elected at the time you purchase the Contract for an additional charge.
•Once elected, you cannot voluntarily terminate an optional benefit without surrendering or annuitizing your Contract.
•[The availability of Contract benefits may vary depending on the broker-dealer through which the Contract is sold.]

TAXES		LOCATION IN PROSPECTUS
What are the Contract’s Tax Implications?	•You should consult with a tax professional to determine the tax implications of an investment in, withdrawals from and payments received under the Contract.	Federal Tax Status
•If you purchase the Contract through a qualified retirement plan or individual retirement account (IRA), you do not receive any additional tax benefit.
•Earnings on your Contract are taxed at ordinary income tax rates when you withdraw them, and you may have to pay a penalty if you take a withdrawal before age 59 1⁄2.

CONFLICTS OF INTEREST	LOCATION IN PROSPECTUS
How are Investment Professionals Compensated?
Your registered representative may receive compensation for selling this Contract to you in the form of commissions. Cash compensation includes bonuses and allowances based on factors such as sales, productivity and persistency (the degree to which Contracts sold remain in force). Non-cash compensation includes various recognition items such as prizes and awards as well as attendance at, and payment of the costs associated with attendance at, conferences, seminars and recognition trips, and also includes contributions to certain individual plans such as pension and medical plans. Sales of the Contract may help these registered representatives and their supervisors qualify for such benefits. This compensation may influence your registered representative to recommend this Contract over another investment. In addition to the foregoing, we provide payments to certain third parties for training, product development, marketing and development efforts with selling firms, and other wholesaling and relationship management services.
Distribution of the Contract
Should I Exchange My Contract?
Some investment professionals may have a financial incentive to offer you a new contract in place of the one you own. You should only exchange your contract if you determine, after comparing the features, fees, and risks of both contracts, and any fees or penalties to terminate the existing contract, that it is better for you to purchase the new contract rather than continue to own your existing contract.
Tax-Free Section 1035 Exchanges

BENEFITS UNDER THE CONTRACT
The following table summarizes information about the benefits available under the Contract. [The availability of Contract benefits may vary depending on the broker-dealer through which the Contract is sold. See APPENDIX D: FINANCIAL INTERMEDIARY VARIATIONS.]

Name of Benefit	Purpose	Is Benefit Standard or Optional	Maximum Fee	Brief Description of Restrictions / Limitations
Systematic Withdrawal Program	Allows you to set up an automatic payment of up to 10% of your total premium payments each year	Standard	No Charge	•Each payment must be at least $100 (unless we consent otherwise).
•Automatically terminates if Surrender Value drops below $1,000.
•Subject to any applicable income taxes, including a possible 10% federal tax penalty if taken before age 59 1⁄2.
ADL Waiver of Surrender Charge	Waives any Surrender Charges that would otherwise apply in a particular Contract Year if one of the Owner(s) is unable to perform certain daily living activities due to a health condition	Standard	No Charge	•Only available after the 2nd Contract Anniversary.
•Health condition eligibility requirements must be met.

Enhanced Cycle Investments	Provides higher Cap Rates, Participation Rates, or Trigger Rates	Standard	2.00% (as an annualized percentage of Contract Value allocated to Enhanced Cycle Investment)	•Returns (if any) may be no higher than returns on Standard Cycle Investment for which there is no additional fee.
•Cycle Enhancement Fee will reduce Contract Value, and this reduction may be more than the interest credited (if any) on the Cycle End Date.
•Cycle Enhancement Fee applies to each new Cycle Term, including rollovers when no instructions are provided.
•No refund if Cycle Investment Value is withdrawn or transferred prior to Cycle End Date.

Standard Death Benefit	Pays your beneficiary your Contract Value	Standard	No Charge	•Terminates upon the Maturity Date.
Return of Premium Death Benefit Rider	Pays your beneficiary the greater of (i) your Contract Value or (ii) your total premium payments, adjusted for Gross Partial Withdrawals	Optional	0.25% (as an annualized percentage of benefit base)	•Only available at Contract issue.
•Only available at Issue Ages 0-85
•Cannot be voluntarily terminated.
•Terminates upon the Maturity Date or change in ownership. •Cannot be elected with the Annual Ratchet Death Benefit Rider.

•Withdrawals (including Lifetime Payments under the GLWB Rider) will reduce the value of the benefit in the same proportion that the Gross Partial Withdrawal reduced the Contract Value, which may be more than the amount withdrawn.

Annual Ratchet Death Benefit Rider
Pays your beneficiary the greater of (i) your Contract Value; or (ii) your total premium payments, adjusted for Gross Partial Withdrawals, with the potential for annual “step ups” on each Contract Anniversary
		Optional	0.50% (as an annualized percentage of benefit base)	•Only available at Contract issue.
•Only available at Issue Ages 0-85
•Cannot be voluntarily terminated.
•Terminates upon the Maturity Date or change in ownership. •Cannot be elected with the Return of Premium Death Benefit Rider.

•Withdrawals (including Lifetime Payments under the GLWB Rider) will reduce the value of the benefit in the same proportion that the Gross Partial Withdrawal reduced the Contract Value, which may be more than the amount withdrawn.

GLWB Rider
Guarantees you can withdraw the Lifetime Payment Amount each Contract Year regardless of investment performance, with an initial Benefit Base equal to the greater of (i) your Contract Value on the date you first exercise the benefit or (ii) your total premium payments, adjusted for Gross Partial Withdrawals, as of the date you first exercise the benefit.
		Optional	1.25% (as an annualized percentage of Benefit Base)	•Only available at Contract issue.
•Only available at Issue Ages 45-85 (based on the youngest Owner).
•Cannot be voluntarily terminated.

•Additional premium payments are not permitted after the first 6 months following Contract issue.
•Any withdrawal prior to beginning Lifetime Payments will reduce the initial Benefit Base in the same proportion that the Gross Partial Withdrawal reduced the Contract Value, which may be more than the amount withdrawn.

•Excess Gross Partial Withdrawals will reduce the Benefit Base in the same proportion that the Gross Partial Withdrawal reduced the Contract Value, which may be more than the amount withdrawn and may terminate the rider.

Health Activated Income Multiplier	Increases the Lifetime Payment Amount under the GLWB Rider in a particular Contract Year if one of the Covered Person(s) is unable to perform certain daily living activities due to a health condition.	Optional	No Charge	•Only available under the GLWB Rider. •Only available after the 2nd Contract Anniversary. •May be elected a maximum of five Contract Years. •Health condition eligibility requirements must be met.

BUYING THE CONTRACT

Any person wishing to purchase a Contract must submit an application form and an initial premium payment of at least $25,000. The sale must take place through a representative who is licensed, registered and authorized to sell the Contract. The maximum Issue Age for the Contract is 85 years.
If your application is complete and in Good Order (see “Administrative Procedures”), we will accept or reject it within two Business Days of receipt. If the application is incomplete, we will attempt to complete it within five Business Days. If it is not complete at the end of this period (or cannot be accepted for some other reason), then we will inform you of the reason for the delay and the premium payment will be returned unless you let us keep the premium until the application is complete. Your initial premium is held in the Default Account until your Contract is issued or your premium is refunded.
You may allocate your premium payments among the Cycle Investments available under the Contract. Cycle Investments begin on the first or third Thursday of each month. If the first or third Thursday of the month is not a Business Day, the Cycle Investments will launch on the next Business Day. Because Cycle Investments only start on either the first or third Thursday of each month, your initial premium payment and any subsequent premium payments will be held in the Default Account until the Cycle Start Date for the Cycle Investment(s) you elected. The allocations will move from the Default Account into the corresponding Cycle Investment(s) on the next Cycle Start Date.
Please note that we must receive premium payments by the close of the Business Day prior to the Cycle Start Date in order for those premiums to be included in a given Cycle Investment launch. Premium payments received after 3:00 p.m. Central Time on a Cycle Start Date will remain in the Default Account until the next Cycle Start Date (i.e., the next first or third Thursday of a month).
There may be delays in our receipt of applications that are outside of our control because of the failure of the selling registered representative to forward the application to us promptly, or because of delays in their broker dealer determining that the Contract is suitable for you. Any such delays will affect when your Contract can be issued and when your premium payment is allocated among the Cycle Investments.
ADDITIONAL PREMIUM PAYMENTS
You may make additional premium payments at any time after the Free Look Period and prior to Annuitization in any amount of $1,000 or more, within certain limits and subject to our right to refuse any premium payments. By current Company practice, we will also accept additional payments via automatic bank draft in amounts of $100 or more per month. Unless you receive approval from us, the maximum amount of premium you may pay into this Contract prior to the Maturity Date is $2,000,000. In addition, an initial or additional premium that would cause the Contract Value or total value of all annuity contracts that you maintain with Midland National to exceed $5,000,000 requires our prior approval. We calculate this limit for each Annuitant or Owner based on all active annuity contracts.
Because Cycle Investments only start every first or third Thursday, your additional premium payments will be held in the Default Account until the next Cycle Start Date. The allocations will move from the Default Account into the corresponding Cycle Investment(s) on the Cycle Start Date.
The allocation instructions in your application will apply to all additional premium payments, unless you change your allocation instructions by providing us with written instructions. Changes to allocation instructions will apply to premium payments received as of the date we receive your request at our Customer Service Center.

Making withdrawals: Accessing the money in your contract
You may withdraw all or part of your Surrender Value by sending a written request to our Customer Service Center in Good Order. The Surrender Value is the Contract Value minus any applicable surrender charge. In some states, a state premium tax charge may also be deducted. Gross Partial Withdrawals must be made in amounts of $1,000 or more (except for RMDs and systematic withdrawals described below) and cannot reduce your Contract Value to less than $1,000. If a partial withdrawal results in your Contract Value becoming less than $1,000, then the entire Surrender Value must be withdrawn. A full surrender request, regardless of the Contract Value, must be submitted in writing and accompanied by your Contract. We reserve the right to change this process at any time. For a full surrender, you must send in your Contract with your surrender request or sign a lost Contract statement.

You may request partial withdrawals up to $50,000 via telephone, four times a calendar year per Contract, provided prior written authorization has been received by our Customer Service Center. You will be required to verify personally identifiable information at the time you request a partial withdrawal. If there are joint Owners, both Owners must be on the telephone at the time of request.

Completed surrender or partial withdrawal requests received in Good Order at our Customer Service Center by the end of the Business Day will be processed using that day’s Cycle Investment Unit Value. For withdrawal requests we receive after the end of the Business Day, we will use the Cycle Investment Unit Value for the next Business Day. The number of Cycle Investment Units withdrawn from the Cycle Investment will equal the withdrawal amount divided by the Cycle Investment Unit Value on the close of the Business Day on which the withdrawal is processed

Unless we receive instructions from you, we will deduct all withdrawals pro-rata from the Cycle Investments until the Cycle Investment Value is exhausted, then from the Default Account. If you take a withdrawal from a Cycle Investment during the Cycle Term prior to the Cycle End Date, you will receive the Cycle Investment Unit Value times the number of Cycle Investment Units withdrawn and the Buffer Rate will not apply. A Surrender Charge will generally apply to amounts withdrawn in excess of the Free Withdrawal Amount.
Prior to the Cycle End Date, the Cycle Investment Unit Value is determined from the Cycle’s Fair Value as provided by the Fair Value Calculation Agent, and the Buffer Rate does not apply. This Fair Value calculation means that before the Cycle End Date, if the Index is performing positively, your Cycle Investment Unit Value could reflect lower gains than on the Cycle End Date, and, if the Index is performing negatively, your Cycle Investment Unit Value could reflect higher losses than on the Cycle End Date. If you take a withdrawal prior to the Cycle End Date, the number of Cycle Investment Units is reduced by the same proportion that the withdrawal reduced the Cycle Investment Value (which is based on the Fair Value). This means that if you take a withdrawal prior to the Cycle End Date at a time when the Cycle Investment Value is lower than the Cycle Investment Value was on the Cycle Start Date, it will result in a reduction of more Cycle Investment Units than if you waited until the Cycle End Date, and this will always cause your Cycle Investment Value on the Cycle End Date to be lower.

Surrenders and partial withdrawals will generally have Federal income tax consequences that can include income tax penalties and tax withholding. Surrenders and partial withdrawals may be restricted under certain qualified Contracts. You should consult with and rely on your tax advisor before making a surrender or partial withdrawal.

Additional Information about fees

FEE TABLE
The following tables describe the fees, expenses and adjustments that you will pay when buying, owning, and surrendering or making withdrawals from an investment option or the Contract. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.
The first table describes the fees and expenses that you will pay at the time that you buy the Contract, surrender or make withdrawals from an investment option or the Contract, or transfer Contract Value between investment options. State premium taxes may also be deducted.

Transaction Expenses

Contract Owner Transaction Expenses	Charge
Sales Load Imposed on Premiums	None
Surrender Charge (as a percentage of premiums withdrawn)	8%
State Premium Tax[1]	0% to 3.5%
1    State premium tax is based on current resident state and varies by state. If applicable in your state, it is generally payable upon full surrender, death, or the Income Payment Start Date.

The next table describes the adjustments, in addition to any transaction expenses, that apply if all or a portion of the Contract Value is removed from an investment option or from the Contract before the expiration of a specified period.
Adjustments

Fair Value Calculation Maximum Potential Loss[1] (as a percentage of Contract Value in a Cycle Investment at the start of the Cycle Term)	100%

1    If you remove money from a Cycle Investment Option prior to the Cycle End Date, you will receive the Cycle Investment Unit Value. We calculate the Cycle Investment Unit Value based on the Fair Value, and the Buffer Rate does not apply. In the event of severe market disruption where the value of the financial instruments become worthless, this means you can lose up to 100% of your principal invested in a Cycle Investment upon withdrawal prior to the Cycle End Date. Your Cycle Investment Value, which is based on the Cycle Investment Unit Value, is the amount available for withdrawals prior to the Cycle End Date, including Systematic Withdrawals, Required Minimum Distributions, Lifetime Payments under the GLWB Rider, transfers to be invested in a new Cycle Investment, full or partial surrenders of your Contract, payment of a death benefit or annuitization. See “Valuation of a Cycle Investment” later in this Prospectus, as well as “Fair Value Formulas for Cycle Investments” in the Statement of Additional Information.
The next table describes the fees and expenses that you will pay each year during the time that you own the Contract if you choose to purchase an optional benefit.
Annual Contract Expenses

Annual Contract Expenses	Current Charge	Maximum Charge
Cycle Enhancement Fee (as a percentage of Contract Value allocated to Enhanced Cycle Investment)[1]	See CEF Rate Sheet Supplement	2.00%
Return of Premium Death Benefit Rider (as a percentage of benefit base)[2]	0.25%	0.25%
Annual Ratchet Death Benefit Rider (as a percentage of benefit base)[2]	0.50%	0.50%
GLWB Rider (as a percentage of benefit base)[2]	1.25%	1.25%
1    This Cycle Enhancement Fee, expressed as an annualized percentage of the amount allocated to an Enhanced Cycle Investment, is assessed in full on the Cycle Start Date.
2    This charge is a percentage of the rider benefit base. It applies pro-rata against all Cycle Investments and amounts held in the Default Account. This annual charge is deducted quarterly.
In addition to the fees described above, we limit the amount you can earn on the Cycle Investments. This means your returns may be lower than the Index’s returns. In return for accepting this limit on Index gains, you will receive some protection from Index losses.

APPENDIX A – INVESTMENT OPTIONS AVAILABLE UNDER THE CONTRACT

CYCLE INVESTMENTS
The following is a list of Cycle Investments currently available under the Contract. We may change the features of the Cycle Investments listed below (including the Index and the current limits on Index gains), offer new Cycle Investments and terminate existing Cycle Investments. We will provide you with written notice before making any changes other than changes to current limits on Index gains. Information about current limits on Index gains is available at [www.srslivewell.com]. Depending on the optional benefits you choose, you may not be able to invest in certain Cycle Investments, as noted below. [The availability of investment options may vary depending on the broker-dealer through which the Contract is sold. See APPENDIX D: FINANCIAL INTERMEDIARY VARIATIONS.].
Note: If amounts are removed from a Cycle Investment before the end of its Cycle Term, we will apply an adjustment based on the Fair Value of the Cycle Investment. This may result in a significant reduction in your Cycle Investment Value that could exceed any protection from Index loss that would be in place if you waited until the end of the Cycle Term.
See THE CYCLE INVESTMENT OPTIONS – Features of a Cycle Investment in the prospectus for a description of the features of the Cycle Investments. See THE CYCLE INVESTMENT OPTIONS – Valuation of a Cycle Investment and CHARGES, FEES AND ADJUSTMENTS – Adjustments for Fair Value in the prospectus for more information about adjustments for Fair Value.

Index	Type of Index	Cycle Term	Current Limit on Index Loss (if held until end of Cycle Term)	Minimum Limit on Index Gain (for the life of the Cycle Investment)	Current Trigger Point for Cycle Investments with a Trigger Rate Crediting Type
STANDARD CYCLE INVESTMENTS
S&P 500® Price Return Index[1]	U.S. Large Cap Equities	1 Year	-10% Buffer	0.50% Cap Rate
S&P 500® Price Return Index[1]	U.S. Large Cap Equities	1 Year	-30% Buffer	0.50% Cap Rate
S&P 500® Price Return Index[1]	U.S. Large Cap Equities	3 Year	-10% Buffer	0.50% Cap Rate
S&P 500® Price Return Index[1]	U.S. Large Cap Equities	6 Year	-20% Buffer	0.50% Cap Rate
S&P 500® Price Return Index[1]	U.S. Large Cap Equities	6 Year	-30% Buffer	0.50% Cap Rate
S&P 500® Price Return Index[1]	U.S. Large Cap Equities	1 Year	-20% Buffer	0.50% Trigger Rate	-20% Trigger Point
S&P 500® Price Return Index[1]	U.S. Large Cap Equities	1 Year	-20% Buffer	0.50% Trigger Rate	0% Trigger Point
S&P 500® Price Return Index[1]	U.S. Large Cap Equities	6 Year	-20% Buffer	0.50% Trigger Rate	0% Trigger Point
MSCI EAFE Price Return Index[1]	International Equities	1 Year	-10% Buffer	0.50% Cap Rate
MSCI EAFE Price Return Index[1]	International Equities	3 Year	-10% Buffer	2.00% Participation Rate
MSCI EAFE Price Return Index[1]	International Equities	6 Year	-20% Buffer	2.00% Participation Rate
MSCI EAFE Price Return Index[1]	International Equities	6 Year	-20% Buffer	0.50% Trigger Rate	0% Trigger Point
Russell 2000 Price Return Index[1]	U.S. Small Cap Equities	1 Year	-10% Buffer	.050% Cap Rate
Russell 2000 Price Return Index[1]	U.S. Small Cap Equities	3 Year	-10% Buffer	0.50% Cap Rate
Russell 2000 Price Return Index[1]	U.S. Small Cap Equities	6 Year	-20% Buffer	0.50% Cap Rate
Invesco QQQ ETF[2]	U.S. and International Large Cap Non-Financial Industry Equities offered via an ETF	1 Year	-10% Buffer	0.50% Cap Rate
1

Invesco QQQ ETF[2]	U.S. and International Large Cap Non-Financial Industry Equities offered via an ETF	1 Year	-30% Buffer	0.50% Cap Rate
Invesco QQQ ETF[2]	U.S. and International Large Cap Non-Financial Industry Equities offered via an ETF	6 Year	-20% Buffer	0.50% Cap Rate
Invesco QQQ ETF[2]	U.S. and International Large Cap Non-Financial Industry Equities offered via an ETF	6 Year	-30% Buffer	0.50% Cap Rate
Invesco QQQ ETF[2]	U.S. and International Large Cap Non-Financial Industry Equities offered via an ETF	1 Year	-20% Buffer	0.50% Trigger Rate	-20% Trigger Point
Invesco QQQ ETF[2]	U.S. and International Large Cap Non-Financial Industry Equities offered via an ETF	1 Year	-20% Buffer	0.50% Trigger Rate	0% Trigger Point
Invesco QQQ ETF[2]	U.S. and International Large Cap Non-Financial Industry Equities offered via an ETF	6 Year	-20% Buffer	0.50% Trigger Rate	0% Trigger Point
ENHANCED CYCLE INVESTMENTS[5]
S&P 500® Price Return Index[1]	U.S. Large Cap Equities	6 Year	-10% Buffer	2.50% Participation Rate
MSCI EAFE Price Return Index[1]	International Equities	6 Year	-10% Buffer	2.50% Participation Rate
Russell 2000 Price Return Index[1]	U.S. Small Cap Equities	6 Year	-10% Buffer	2.50% Participation Rate
Nasdaq-100 Max 30TM Index[3]	U.S. and International Large Cap Non-Financial Industry Equities with Additional Volatility Control	1 Year	-5% Buffer	2.50% Participation Rate
Nasdaq-100 Max 30TM Index[3]	U.S. and International Large Cap Non-Financial Industry Equities with Additional Volatility Control	3 Year	-10% Buffer	2.50% Participation Rate
Nasdaq-100 Max 30TM Index[3]	U.S. and International Large Cap Non-Financial Industry Equities with Additional Volatility Control	6 Year	-10% Buffer	2.50% Participation Rate
Nasdaq-100 Max 30TM Index[3]	U.S. and International Large Cap Non-Financial Industry Equities with Additional Volatility Control	6 Year	-10% Buffer	1.00% Trigger Rate	0% Trigger Point
S&P 500 35% Edge Volatility 1% Decrement Index (USD) ER4	U.S. Large Cap Equities with Additional Volatility Control	1 Year	-5% Buffer	2.50% Participation Rate
S&P 500 35% Edge Volatility 1% Decrement Index (USD) ER4	U.S. Large Cap Equities with Additional Volatility Control	3 Year	-10% Buffer	2.50% Participation Rate
2

S&P 500 35% Edge Volatility 1% Decrement Index (USD) ER4	U.S. Large Cap Equities with Additional Volatility Control	6 Year	-10% Buffer	2.50% Participation Rate
S&P 500 35% Edge Volatility 1% Decrement Index (USD) ER4	U.S. Large Cap Equities with Additional Volatility Control	6 Year	-10% Buffer	1.00% Trigger Rate	0% Trigger Point

1 This Index is a “price return index,” not a “total return index,” and therefore does not reflect dividends paid on the securities composing the Index. This will reduce the Index return and may cause the Index to underperform a direct investment in the securities composing the Index.
2 The Index performance for Cycle Investments linked to this Index is based on closing value, which does not reflect dividends paid on the underlying securities. This Index also applies a 0.18% expense ratio. The expense ratio and omission of dividends will reduce the Index performance and cause the Index to underperform a direct investment in the underlying securities composing the Index.
3 This Index does not include dividends or distributions paid on the securities composing the Index and reflects a daily deduction of 1% per annum, which will reduce the Index return and cause the Index to underperform a direct investment in the underlying securities composing the Index.
4 This Index has leveraged exposure to an “Underlying Benchmark” equal to the return of the S&P 500 Total Return Index less the federal funds rate and less a “Spread” (each expressed as an annual percentage deducted daily). The Spread is a floating rate based on the Adjusted Interest Rate (AIR) S&P 500 Total Return Index Futures contracts plus 0.25%. As of December 31, 2025, the current federal funds rate was 3.64% and the floating rate based on AIR S&P 500 Total Return Index Futures contracts was 0.63%. Both of these rates will fluctuate over time and may be higher or lower in the future. The Index also reflects the deduction of a 1% decrement per annum. The Index’s exposure to the Underlying Benchmark (which includes the deduction of the federal funds rate and the Spread from the performance of the Underlying Index) and the Index’s deduction of the 1% decrement will reduce the Index return and cause the Index to underperform a direct investment in the underlying securities composing the Index.
5 The Enhanced Cycle Investments are not available if you elected one of the optional death benefit riders or the GLWB Rider.
Each Cycle Investment’s limit on Index losses is guaranteed not to change for so long as that Cycle Investment remains available under the Contract. However, we reserve the right to add and remove Cycle Investments as available investment options. As such, the limits on Index loss offered under the Contract may change from one Cycle Term to the next. We do not guarantee that the Contract will always offer Cycle Investments that limit Index losses, which would mean risk of loss of the entire amount invested.
We guarantee that we will never offer a Standard Cycle Investment with a Cap Rate below 0.50%, a Participation Rate below 2.00%, or a Trigger Rate below 0.50% for the life of your Contract. We guarantee that we will never offer an Enhanced Cycle Investment with a Cap Rate below 1.00%, a Participation Rate below 2.50%, or a Trigger Rate below 1.00% for the life of your Contract. We reserve the right to offer Cycle Investments with different types of limits on Index gains.

THE DEFAULT ACCOUNT
The following describes the Default Account under the Contract. We may change the features of the Default Account identified below. We will provide you with written notice before doing so. The Default Account is not available as an investment option. See “The Default Account” in the prospectus for more information.

Name	Term	Minimum Guaranteed Interest Rate
Default Account	N/A	0.15%[1]
1 The minimum guaranteed interest rate that applies to you may vary depending on when your Contract was issued and the state in which your Contract was issued, but it will be shown on the data page for your Contract and will never be less than 0.15%.

3

This Summary Prospectus incorporates by reference the LiveWell Elevate Annuity Prospectus and Statement of Additional Information (SAI), both dated May 1, 2027, as amended and supplemented.
The Statement of Additional Information (SAI) can provide you with more detailed information about Midland National Life Insurance Company including more information about commissions and distribution expenses. A free copy of the SAI can be obtained by contacting your registered representative or by contacting our Customer Service Center at:

P.O. Box 9261
Des Moines, Iowa, 50306-9261 Phone: (866) 747-3421
Facsimile: (866) 511-7038

Information about Midland National Life Insurance Company can be reviewed and copied at the SEC’s Public Reference Room in Washington, DC. Information on the operation of the public reference room may be obtained by calling the SEC at 202-551-8090. Reports and other information about Midland National Life Insurance Company are also available on the SEC’s Internet site at http://www.sec.gov. Copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov.
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